As filed with the United States Securities and Exchange Commission on April 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SPOTIFY TECHNOLOGY S.A.

(Exact Name of Registrant as Specified in its Charter)

Grand Duchy of Luxembourg	98-1097620
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

42-44, avenue de la Gare

L-1610 Luxembourg

Grand Duchy of Luxembourg

(Address, including zip code, of principal executive offices)

TERMS AND CONDITIONS GOVERNING DIRECTOR STOCK OPTIONS 2021/2026 IN SPOTIFY

TECHNOLOGY S.A.

TERMS AND CONDITIONS GOVERNING DIRECTOR RESTRICTED STOCK UNITS 2021/2026 IN

SPOTIFY TECHNOLOGY S.A.

(Full title of the plan)

Horacio Gutierrez

Head of Global Affairs and Chief Legal Officer

150 Greenwich Street, 63rd Floor

New York, NY 10007

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Marc. D. Jaffe

Gregory P. Rodgers

Benjamin J. Cohen

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary Shares, nominal value of €0.000625 per share	220,000(2)	$268.12	$58,986,400	$6,435.42

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares, nominal value of €0.000625 per share (“Ordinary Shares”), of Spotify Technology S.A. (the “Company”) that become issuable under the Terms and Conditions Governing Director Stock Options 2021/2026 in the Company along with the appendices thereto (the “2021 DSOP”) and the Terms and Conditions Governing Director Restricted Stock Units 2021/2026 in the Company along with the appendices thereto (the “2021 Director RSU Plan”), by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares.

(2)

The 2021 DSOP and the 2021 Director RSU Plan collectively authorize the issuance of up to a maximum of 220,000 Ordinary Shares. Ordinary Shares available for grant or sale under each of the 2021 DSOP and the 2021 Director RSU Plan will be reduced by the net Ordinary Shares granted under any such plan.

(3)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices per Ordinary Share as reported on the New York Stock Exchange on April 22, 2021.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to Spotify Technology S.A., unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Company’s Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Commission on February 5, 2021 (File No. 001-38438); and

(b) the description of the Ordinary Shares contained in the Company’s Registration Statement on Form 8-A filed with the Commission on March 21, 2018 (File No. 001-38438), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s articles of association provide that it will indemnify its directors and officers, past and present, to the fullest possible extent permitted under Luxembourg law, from and against all liability and expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof.

The Company will provide directors’ and officers’ liability insurance for its directors and officers against certain liabilities that they may incur in connection with their activities on behalf of the Company. The Company intends to expand its insurance coverage against such liabilities, including by providing for coverage against liabilities under the Securities Act.

However, no indemnification will be provided against any liability to the Company’s directors or officers (i) by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company, or (iii) in the event of a settlement, unless approved by a court of competent jurisdiction or the board of directors.

The rights to and obligations of indemnification among or between the Company and any of our current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the United States under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg jurisdictions that would apply Luxembourg law against our assets in Luxembourg.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Articles of Association of Spotify Technology S.A. (English Translation), as currently in effect (incorporated herein by reference to Exhibit 1.1 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2020 (File No. 001-38438) filed on February 5, 2021).

5.1*	Opinion of Arendt & Medernach SA.

23.1*	Consent of Arendt & Medernach SA (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young AB.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Terms and Conditions Governing Director Stock Options 2021/2026 in Spotify Technology S.A.

99.2*	Terms and Conditions Governing Director Restricted Stock Units 2021/2026 in Spotify Technology S.A.

*	Filed herewith.

Item 9. Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 28, 2021.

SPOTIFY TECHNOLOGY S.A.

By:	/s/ Paul Vogel
Paul Vogel
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul Vogel and Horacio Gutierrez, and each of them severally, his or her true and lawful attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel Ek Daniel Ek	Chief Executive Officer, Chairman, and Director (Principal Executive Officer)	April 28, 2021

/s/ Paul Vogel Paul Vogel	Chief Financial Officer (Principal Financial Officer)	April 28, 2021

/s/ Paul Sawyer	Chief Accounting Officer (Principal Accounting Officer)	April 28, 2021
Paul Sawyer

/s/ Martin Lorentzon Martin Lorentzon	Director	April 28, 2021

/s/ Christopher Marshall Christopher Marshall	Director	April 28, 2021

/s/ Barry McCarthy Barry McCarthy	Director	April 28, 2021

/s/ Shishir Mehrotra Shishir Mehrotra	Director	April 28, 2021

/s/ Heidi O’Neill Heidi O’Neill	Director	April 28, 2021

/s/ Ted Sarandos Ted Sarandos	Director	April 28, 2021

/s/ Thomas Staggs Thomas Staggs	Director	April 28, 2021

/s/ Cristina Stenbeck Cristina Stenbeck	Director	April 28, 2021

/s/ Mona Sutphen Mona Sutphen	Director	April 28, 2021

/s/ Padmasree Warrior Padmasree Warrior	Director	April 28, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the registrant’s duly authorized representative has signed the registration statement on Form S-8, in the City of New York, State of New York, on April 28, 2021.

By:	/s/ Horacio Gutierrez
Name:	Horacio Gutierrez
Title:	Authorized Representative in the United States